Tidal Trust III 485APOS

Exhibit 99(a)(iv)(2)(a)

FIRST AMENDMENT TO THE

SUBSIDIARY FUTURES TRADING ADVISORY AGREEMENT

This First Amendment to the Subsidiary Futures Trading Advisory Agreement (the “Amendment”) is made as of July 21, 2025, by and between TIDAL INVESTMENTS LLC (the “Adviser”) and ALPHAQUEST LLC (the “Trading Advisor”).

BACKGROUND:

A.	The Adviser and the Trading Advisor are parties to a Subsidiary Futures Trading Advisory Agreement dated as of January 15, 2025 (the “Agreement”).

B.	Pursuant to Section 12 of the Agreement the parties desire to amend and restate the Trading Advisor’s principal place of business, effect the Adviser’s delegation of trading authority to the Trading Adviser pursuant to Section 5 of the Agreement, and amend Sections 5(E), 6(a), and 6(c)-(d).

C.	This Background section is incorporated by reference into, and made a part of, this Amendment.

TERMS:

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	The Trading Advisor’s principal place of business, including the Notice address in Section 19, shall be amended and restated to reflect their new address as follows:

110 East 59th Street, 36th Floor, New York, New York 10022

2.	Section 5. The two introductory paragraphs to this section are hereby deleted in their entirety, and shall be amended and replaced by the following:

As of the date of this Amendment, the Trading Advisor has full authority to place commodities futures trades or select commodity futures brokers or dealers that will execute purchase and sale transactions for the Fund’s portfolio. Pursuant to this authority:

3.	Section 5(E). This section is hereby deleted in its entirety, and shall be amended and replaced by the following:

5 (E). The Trading Advisor will promptly report any trading errors involving the Allocated Portion to the Adviser and the Trust’s CCO.

4.	Section 6(a). This section is hereby deleted in its entirety, and shall be amended and replaced as follows:

“6 (a). In the absence of willful misfeasance, bad faith or gross negligence on the part of the Trading Advisor, or reckless disregard of its obligations and duties hereunder, none of the Trading Advisor, its affiliates or their respective officers, controlling persons, members, partners, shareholders, agents or employees (each, an “Indemnified Person” and collectively, the “Indemnified Persons”) shall be subject to any liability to the Adviser, the Fund or the Trust for any act or omission in the course of, or connected with, rendering services hereunder.

The Trading Advisor does not guarantee the future performance of the Allocated Portion or any specific level of performance, the success of any investment decision or strategy that Trading Advisor may use, or the success of Trading Advisor's overall management of the Allocated Portion. The Adviser understands that investment decisions made for the Allocated Portion by the Trading Advisor are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. Trading Advisor will manage only the Allocated Portion and in making investment decisions for the Allocated Portion, the Trading Advisor will not consider any other securities, cash or other investments owned by the Fund.”

5.	Section 6(c). This section is hereby deleted in its entirety, and shall be amended and replaced as follows:

“6 (c). The Trading Advisor agrees to indemnify the Adviser, its affiliates, officers, controlling persons, agents, and employees for, and hold it harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Trading Advisor) or litigation (including reasonable legal and other expenses) (“Losses”) to which the Adviser may become subject as a result of Trading Advisor’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement; provided, however, that nothing contained herein shall require that the Adviser be indemnified for Losses that resulted from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; further provided that the Trading Advisor shall have been given written notice concerning any matter for which indemnification is claimed under this Section.”

6.	Section 6(d). This section is amended as follows:

“or for Update Failures;” is hereby deleted.

7.	Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

b.	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.	The Agreement, as amended hereby, together with its Amended and Restated Schedule A, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

TIDAL INVESTMENTS LLC

By:	/s/Daniel Carlson
Name:	Daniel Carlson
Title:	Co-Founder & Chief of Staff
Date:	July 16, 2025

ALPHAQUEST LLC

By:	/s/ Darren Johnston
Name:	Darren Johnston
Title:	COO & Chief Administrative Officer
Date:	July 17, 2025